Exhibit 99.1

Contacts: Rob Stewart
Investor Relations
FOR RELEASE	Tel (949) 480-8300
April 22, 2010	Fax (949) 480-8301

ACACIA RESEARCH REPORTS RECORD
FIRST QUARTER FINANCIAL RESULTS

Newport Beach, Calif. – (BUSINESS WIRE) – April 22, 2010 – Acacia Research Corporation(1) (Nasdaq: ACTG) today reported results for the three months ended March 31, 2010.

Acacia Research reported record quarterly license fee revenues of $39,772,000 during the first quarter of 2010, as compared to $16,957,000 in the comparable prior year quarter.

Trailing twelve-month revenues totaled $90.2 million as of March 31, 2010, as compared to $67.3 million as of December 31, 2009, $65.7 million at September 30, 2009, $63.4 million as of June 30, 2009 and $56.1 million as of March 31, 2009.

Acacia Research reported first quarter 2010 net income of $18,512,000, or $0.55 per diluted share, as compared to a quarterly net loss of $268,000, or $.01 per diluted share for the comparable prior year quarter.  Included in first quarter 2010 net results are non-cash stock compensation and patent amortization charges totaling $3,598,000, as compared to $2,985,000 of non-cash charges in the comparable prior year quarter.

First quarter 2010 revenues included license fees from 40 new licensing agreements covering 29 of our technology licensing programs, as compared to 28 new licensing agreements covering 16 of our technology licensing programs in the comparable prior year quarter.  First quarter 2010 revenues included initial license fee revenues for 13 of our technology licensing programs, as compared to initial license fees for 4 of our technology licensing programs in the comparable prior year quarter.

First quarter 2010 inventor royalties, including net income attributable to noncontrolling interests in operating subsidiary totaled $4,448,000, as compared to $5,377,000 in the comparable prior year quarter.  First quarter 2010 contingent legal fees expenses were $4,407,000, as compared to $3,532,000 in the comparable prior year quarter.  On a combined basis, inventor royalties, including net income attributable to noncontrolling interests in operating subsidiary, and contingent legal fees, as a percentage of total license fee revenues decreased to 22%, as compared to 53% in the comparable prior year quarter.  The economic terms of the inventor agreements, operating agreements and contingent legal fee arrangements, if any, including royalty rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by our operating subsidiaries.  Inventor royalties, payments to noncontrolling interests in operating subsidiaries and contingent legal fees expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of license agreements executed each period and the mix of specific patent portfolios with varying economic terms generating revenues each period.  Inventor royalties and contingent legal fees expenses will continue to vary significantly quarter to quarter based on the mix of license agreements and the terms and conditions of license agreements executed each period.

First quarter 2010 marketing, general and administrative expenses increased 18% to $6,332,000 (including non-cash stock compensation charges of $1,895,000) from $5,378,000 (including non-cash stock compensation charges of $1,920,000) in the comparable prior year quarter, primarily due to an increase in variable performance-based compensation costs.

First quarter 2010 litigation and licensing expenses-patents increased to $3,696,000 versus $1,708,000 in the comparable prior year quarter, due to an increase in litigation and licensing support related out of pocket expenses, third party technical consulting expenses, professional expert expenses and other litigation support and administrative costs incurred in connection with our investment in certain of our licensing and enforcement programs with trial dates scheduled for 2010, and a net increase in costs related to new licensing and enforcement programs commenced since the end of the prior year quarter.  First quarter 2010 litigation and licensing expenses-patents decreased 34%, versus the $5.6 million of licensing expenses-patents recorded in the fourth quarter of 2009.

“Acacia accelerated its growth in the first quarter with a record 13 new licensing programs generating revenues and a record 11 new patent portfolios for future licensing, as we build our leadership position in patent licensing.  Quarterly revenues will continue to be uneven,” commented Acacia Chairman and CEO, Paul Ryan.

“Acacia's success in completing over 770 licensing agreements covering 73 different technologies is generating new agreements with technology companies, universities, research centers, and large multinational companies based in the US, Europe, and Asia wanting to partner with us for the licensing of their patented technologies,” concluded Mr. Ryan.

Financial Condition

Cash and cash equivalents and investments totaled $69,677,000 as of March 31, 2010 compared to $53,887,000 as of December 31, 2009.  Total assets were $90,778,000 as of March 31, 2010 compared to $78,256,000 as of December 31, 2009.

First quarter 2010 cash inflows from operations totaled $19,104,000, as compared to cash inflows from operations of $2,618,000 during the comparable prior year quarter.

During the first quarter of 2010 we acquired 11 new patent portfolios as described below.  First quarter 2010 patent acquisition costs totaled $1,320,000, as compared to $162,000 in the comparable prior year quarter.

Refer to the section below entitled “Summary Financial Information” for summary consolidated balance sheet, income statement and cash flow information as of and for the three months ended March 31, 2010.

Business Highlights and Recent Developments

Business highlights of the first quarter of 2010 and recent developments include the following:

(Note:  Acacia Patent Acquisition LLC, Aldav LLC, Creative Internet Advertising Corporation, Data Network Storage LLC, Financial Systems Innovation LLC, Freyburger LLC, Hospital Systems Corporation, Light Transformation Technologies LLC, Medical Monitoring and Paging LLC, Network Gateway Solutions LLC, Optimum Processing Solutions LLC, Restricted Spending Solutions LLC and Webmap Technologies LLC are all wholly owned operating subsidiaries of Acacia Research Corporation):

●	First quarter 2010 included license fees from 29 of our technology licensing programs including the following:
● Audio Communications Fraud Detection technology
● Authorized Spending Accounts technology
● Business Process Modeling (BPM) technology (2)
● Compiler technology(2)
● Credit Card Fraud Protection technology
● Database Access technology
● Database Management technology
● Disk Array Systems & Storage Area Network technology(2)
● DMT® technology
● Facilities Operation Management System technology(2)
● High Performance Computer Architecture
● Improved Lighting technology(2)
● Interactive Mapping technology(2)
● Internet Radio Advertising technology
● Medical Image Stabilization technology

● Medical Monitoring technology(2)
● Network Monitoring technology(2)
● Network Remote Access technology(2)
● Picture Archiving & Communications System technology
● Pop-up Internet Advertising technology
● Records Management technology(2)
● Rule Based Monitoring technology
● Software Installation technology(2)
● Storage Technology
● Telematics technology
● Virtual Computer Workspace
● Virtual Server technology
● Visual Data Evaluation technology(2)
● Website Crawling technology(2)

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(2) Initial license fees were recorded for these licensing programs in the first quarter of 2010.

●	Aldav LLC entered into confidential settlement and license agreements with the following licensees:

●	Clear Channel Communications, Inc. and Aloha Station Trust, LLC
●	Cumulus Media Inc.
●	Univision Communications Inc. and Radio One, Inc.

The agreements resolve patent litigation, Civil Action Case No. 6:09-cv-170, pending in the United States District Court for the Eastern District of Texas with respect to the identified parties.

●
Data Network Storage LLC entered into a license agreement with D-Link Systems, Inc. covering a portfolio of patents that relate to diverse aspects of storage devices and related technology. This agreement resolves litigation pending in the United States District Court for the Southern District of California. The patented technology covers data transfer, fault tolerance, caching, data integrity and error correction.

●	Financial Systems Innovation LLC entered into settlement agreements covering a patent that applies to credit card fraud protection technology with the following licensees:

● Diesel USA, Inc. ● Gymboree Retail Stores, Inc. ● Interbond Corporation of America.	● Old Comp Inc. ● PUMA North America, Inc. ● Shoe Carnival, Inc.

These agreements resolve disputes that were pending before the United States District Court for the Northern District of Georgia concerning the companies listed above. The expired patent asserted in this litigation generally relates to a computerized system for protecting retailers and consumers engaged in credit card, check card, and debit transactions.  The system includes an electronic card reader, and the generation and use of a transaction number, which specifically indentifies each transaction processed within the system.

●
Freyburger LLC entered into a settlement and license agreement resolving litigation with Microsoft Corporation.  The agreement resolves patent litigation, Civil Action Case No. 09-C-104-C, pending in the United States District Court for the Western District of Wisconsin. This patented technology generally relates to software compilers.

●
Hospital Systems Corporation entered into license agreements with Aware, Inc. and Carestream Health, Inc., covering a portfolio of patents that apply to medical picture archiving and communication system (PACS) technology.  The agreements resolve the parties’ dispute that was pending in the District Court for the Eastern District of Texas.

●
Light Transformation Technologies LLC entered into a settlement and license agreement with Ledil Oy.  The agreement resolves patent litigation, Civil Action Case No. 2:09-cv-00357, pending in the United States District Court for the Eastern District of Texas.  The patented technology in this litigation generally relates to light emitting diodes (LEDs) and, more particularly, to light transformers for efficiently directing and redistributing light from a light source.

●
Medical Monitoring and Paging LLC entered into license agreements with Cerner Corporation and General Electric Company, covering a patent directed to medical monitoring and paging technology.  The agreements resolve the parties’ dispute that was pending in the District Court for the Southern District of Texas.

●
Medical Monitoring and Paging LLC entered into a license agreement with Draeger Medical, Inc. covering a patent directed to medical monitoring and paging technology.  This agreement resolves the parties’ claims and counter-claims that were pending in the District Court for the Southern District of Texas.

●
Network Gateway Solutions LLC entered into settlement agreements with Siemens Enterprise Communications, Inc. and Zhone Technologies, Inc. The agreements resolve patent litigation that was pending in the United States District Court for the District of Delaware.

●
Optimum Processing Solutions LLC entered into a settlement agreement with Oracle Corporation. The agreement resolves patent litigation, Civil Action Case No. 1:09-cv-01098, pending in the United States District Court for the Northern District of Georgia, originally filed against Sun Microsystems, Inc.

●
Restricted Spending Solutions LLC entered into an agreement with Discover Financial Services resolving Civil Action No. 1:09-cv-03785, that was pending in the United States District Court for the Northern District of Illinois.

●
Webmap Technologies LLC entered into a settlement and license agreement resolving litigation with Microsoft Corporation.  The agreement resolves patent litigation, Civil Action Case No. 2:09-cv-00343-DF-CE, pending in the United States District Court for the Eastern District of Texas. This patented technology generally relates to aggregating and expressing geographically linked data.  This technology can be used by interactive internet maps to provide geographical data along with other associated information.

●
Creative Internet Advertising Corporation, received a $12.4 million final judgment stemming from its May 15th, 2009 trial verdict and corresponding $6.6 million damages award in its patent lawsuit with Yahoo! Inc. In the final judgment, signed on February 1, 2010, the District Court for the Eastern District of Texas awarded enhanced damages for willful infringement of $4.5 million.  The District Court also awarded prejudgment interest of $1.1 million as well as supplemental damages bringing the total award to approximately $12.4 million.  In addition, the District Court’s final judgment awarded a post-verdict ongoing royalty rate of 23% for all of Yahoo’s IMVironments sales.  On May 15th, 2009, a federal court jury decided that Yahoo! Inc.’s messenger program with IMVironments infringes United States Patent Number 6,205,432 both literally and under the Doctrine of Equivalents.

●	Acacia Patent Acquisition LLC continued its patent and patent rights acquisition activities, acquiring a total of 11 new patent portfolios in the first quarter of 2010, including the following:

●
In January 2010, acquired patents for medical devices using shape memory alloys. The patented technology generally relates to using shape memory alloys such as Nitinol to fabricate medical devices that utilize the memory effect and/or superelasticity of the alloy. The technology can be used to improve cardiovascular and endoscopic procedures such as embolic protection (inferior vena cava filters, carotid filters, etc.) and kidney stone retrieval.

●	In January 2010, acquired the rights to a patent for intraluminal device technology. This patented technology generally relates to securing intraluminal devices, such as stent grafts, in the body.
●
In January 2010, acquired the rights to patents for information portal software technology. The patented technology generally relates to customizable user interfaces presenting information from a variety of sources and can be used in public, private enterprise, and consumer portals.

●
In February 2010, acquired rights to patents for line screen printing technology. This patented technology generally relates to line screen printing methods to produce halftone images. This technology can be used to facilitate prints that reduce artifacts such as color Moire.

●
In February 2010, acquired patents for catheter insertion technology. The patented technology generally relates to catheterization of patients using a guide wire and a flushing port.  The technology can be used to facilitate insertion of catheters for intravenous treatments such as chemotherapy for cancer, drug therapy for pain mitigation or antibiotic therapy for infections.

●
In February 2010, acquired the rights to patents for portable credit card processing technology. This patented technology generally relates delivering an order to a residence and validating credit card information using a portable device.

●
In March 2010, acquired two patent portfolios comprising 24 U.S. patents, 7 U.S. patent applications and 18 foreign counterparts from a major technology company. The patented technologies generally relate to Storage Area Network (SAN), covering various aspects of network-based storage devices, including architecture, data storage and monitoring, and disk array systems, covering disk drive interface, storage data integrity and system architecture.

●	In March 2010, acquired rights to patents for business process modeling (BPM) technology. The patented technology generally relates to systems which define and execute business processes.
●
In March 2010, acquired rights to 48 U.S. patents, 72 foreign counterparts, and associated applications from a leading international research institute. The patents cover various wireless and other communications technologies which can be used in cellular phone systems and optical networking products.  The patents also cover inventions relating to database middleware, software development utilities, encryption and other technologies.

●
In March 2010, acquired rights to a patent for wireless multimedia technology. This patented technology generally relates to retrieval of multimedia information by wireless devices.  This technology can be used for relaying multimedia information such as real-time sporting events to handheld wireless devices.

_______________________
(1)
As used herein, “Acacia Research Corporation,” “we,” “us,” and “our” refer to Acacia Research Corporation and/or its wholly and majority-owned operating subsidiaries.  All intellectual property acquisition, development, licensing and enforcement activities are conducted solely by certain of Acacia Research Corporation’s wholly and majority-owned operating subsidiaries.

______________________________________________

A conference call is scheduled for today.  The Acacia Research presentation and Q&A will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial (888) 646-0797 for domestic callers and (706) 758-6764 for international callers, both of whom will need to enter the conference ID 61384901 when prompted. A replay of the audio presentation will be available for 30 days at (800) 642-1687 for domestic callers and (706) 645-9291 for international callers, both of whom will need to enter the Conference ID 61384901 when prompted.

The call is being webcast by CCBN and can be accessed at Acacia’s website at www.acaciaresearch.com.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research’s subsidiaries partner with inventors and patent owners, license the patents to corporate users, and share the revenue.  Acacia Research’s subsidiaries control over 140 patent portfolios, covering technologies used in a wide variety of industries.

Information about Acacia Research is available at www.acaciatechnologies.com and www.acaciaresearch.com.

 Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

The results achieved in the first quarter are not necessarily indicative of the results to be achieved by us in any subsequent quarters, as it is currently anticipated that Acacia Research's financial results will vary, and may vary significantly, from quarter to quarter.  This variance is expected to result from a number of factors, including risk factors affecting our results of operations and financial condition referenced above, and the particular structure of our licensing transactions, which may impact the amount of inventor royalties and contingent legal fees expenses we incur period to period.

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1) (2)

	For the Three Months Ended
	March 31, 2010	March 31, 2009

License fee revenues	$39,772	$16,957

Operating costs and expenses:
Cost of revenues:
Inventor royalties	3,911	5,377
Contingent legal fees	4,407	3,532
Litigation and licensing expenses - patents	3,696	1,708
Amortization of patents	1,703	1,065
Marketing, general and administrative expenses (including non-cash stock compensation expense of $1,895 and $1,920 for the three
months ended March 31, 2010 and 2009, respectively)	6,332	5,378
Research, consulting and other expenses - business development	372	414
Total operating costs and expenses	20,421	17,474
Operating income (loss)	19,351	(517)
Total other income	19	287
Income (loss) from operations before provision for income taxes	19,370	(230)
Provision for income taxes	(321)	(38)
Net income (loss) including noncontrolling interests in operating subsidiary	19,049	(268)
Net income attributable to noncontrolling interests in operating subsidiary	(537)	-
Net income (loss) attributable to Acacia Research Corporation	$18,512	$(268)

Net income (loss) per common share attributable to Acacia Research Corporation:
Basic income (loss) per share	$0.60	$(0.01)
Diluted income (loss) per share	$0.55	$(0.01)

Weighted average number of shares outstanding, basic	30,847,403	29,639,459
Weighted average number of shares outstanding, diluted	33,411,093	29,639,459

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(1) -	Certain operating costs and expenses previously reported for the three months ended March 31, 2009 have been reclassified to conform with the current period presentation.
(2) -
Reflects adjustments to the first quarter of 2009 for change in accounting policy for term license agreements as disclosed under Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 25, 2010, as amended on February 26, 2010.

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION, (CONTINUED)
(In thousands)
(Unaudited)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	March 31,	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$67,525	$51,735
Accounts receivable	1,835	5,110
Prepaid expenses and other current assets	1,487	1,081
Total current assets	70,847	57,926

Property and equipment, net of accumulated depreciation	147	163
Patents, net of accumulated amortization	17,127	17,510
Investments - noncurrent	2,152	2,152
Other assets	505	505
	$90,778	$78,256

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$8,080	$8,006
Royalties and contingent legal fees payable	7,394	12,402
Deferred revenues	10	1,510
Total current liabilities	15,484	21,918

Other liabilities	366	369
Total liabilities	15,850	22,287
Total stockholders' equity	74,928	55,969
	$90,778	$78,256

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION, (CONTINUED)
(In thousands)
(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31, 2010	March 31, 2009

Cash flows from operating activities:
Net income (loss) including noncontrolling interests in operating subsidiary	$19,049	$(268)
Adjustments to reconcile net income (loss) including noncontrolling interests in operating subsidiary to net cash provided by operating activities :
Depreciation and amortization	1,728	1,097
Non-cash stock compensation	1,895	1,920
Loss on investments	-	(34)
Changes in assets and liabilities:
Accounts receivable	3,275	(1,954)
Prepaid expenses and other assets	(406)	273
Accounts payable and accrued expenses	71	573
Royalties and contingent legal fees payable	(5,008)	1,319
Deferred revenues	(1,500)	(308)

Net cash provided by operating activities	19,104	2,618

Cash flows from investing activities:
Purchase of property and equipment	(9)	(7)
Sale of available-for-sale investments	-	150
Patent acquisition costs	(1,320)	(162)
Net cash used in investing activities	(1,329)	(19)

Cash flows from financing activities:
Distributions of noncontrolling interests in operating subsidiary	(2,484)	-
Proceeds from the exercise of stock options	499	-
Net cash used in financing activities	(1,985)	-

Increase in cash and cash equivalents	15,790	2,599

Cash and cash equivalents, beginning	51,735	48,279

Cash and cash equivalents, ending	$67,525	$50,878